Exhibit 23.4

CONSENT OF SRK CONSULTING (PERU) S.A.

We refer to our reports entitled “US SEC Industry Guide 7 Independent Technical Report for Atacocha Mine, Perú”, “Independent Technical Report pursuant to National Instrument 43-101 of the Canadian Securities Administrators for Atacocha Mine, Perú”, “US SEC Industry Guide 7 Independent Technical Report for El Porvenir Mine, Perú” and “Independent Technical Report pursuant to National Instrument 43-101 of the Canadian Securities Administrators for El Porvenir Mine, Perú” (the “Technical Reports”) as referenced in the registration statement on Form F-1 of VM Holding S.A. (the “Registration Statement”).

We hereby consent to the use of our firm name under the heading “Experts” in the Registration Statement and to the summary of the Technical Reports included in the Registration Statement and any amendment thereto, including post-effective amendments.

/s/ SRK Consulting (Peru) S.A.
SRK Consulting (Peru) S.A.
September 21, 2017